Corcept Therapeutics Announces Fourth Quarter Results and Corporate and Development Update

MENLO PARK, CA -- (Marketwire - March 05, 2012) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today updated its corporate progress and reported financial results for the fourth quarter and the year ended December 31, 2011.

"We are proud of Corcept's transformation over the last 15 months," said Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept. "On February 17th of this year the FDA approved our lead product candidate Korlym™ for the treatment of patients with endogenous Cushing's syndrome. Cushing's is a life-altering and life-threatening illness and Korlym is the first treatment approved by the FDA to treat it. We will launch Korlym by May 1st, 2012."

Corporate and Development Highlights

  Received marketing approval from the United States Food and Drug Administration (FDA) for Korlym™ as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym is the first and only FDA-approved treatment for that illness.
  Implemented plans to launch Korlym in the United States by May 1st, 2012.
  Received Orphan Drug Designation in the European Union (EU).
  Enrolled patients in our double-blind placebo controlled Phase 3 trial of mifepristone for the psychotic features of psychotic depression.
  Developed our proprietary families of next generation selective GR-II antagonists.

Anticipated Milestones for 2012

"This year Corcept will make the transition to being a commercial enterprise," said Dr. Belanoff. "We are committed to making sure that Korlym gets to the many patients who can benefit from the medicine. We will also build for the future by continuing our Phase 3 study in psychotic depression and advancing our next-generation selective GR-II antagonists."

Fourth Quarter Financial Results

For the fourth quarter of 2011, Corcept reported a net loss of $9.9 million, or $0.12 per share, compared to a net loss of $7.1 million, or $0.10 per share, for the fourth quarter of 2010. For the full year 2011, Corcept reported a net loss of $32.4 million, or $0.39 per share, compared to a net loss of $26.0 million, or $0.38 per share, for the full year 2010.

Research and development expenses increased to $6.6 million and $21.0 million, respectively, for the fourth quarter and full year 2011, as compared to $4.7 million and $18.9 million for the comparable periods of 2010. During the comparable periods, research and development expenses increased primarily due to higher costs associated with the submission and prosecution of our NDA for Korlym, purchase of Korlym's active pharmaceutical ingredient, manufacture of Korlym tablets and manufacturing development activities. These costs were partially offset by decreases in clinical trial costs related to drug-drug interaction and other NDA-supportive studies with Korlym that were substantially completed in late 2010, and decreases in clinical trial costs related to the Phase 1b/2a studies of CORT 108297, one of our next-generation compounds.

General and administrative expenses increased to $3.3 million and $11.3 million for the fourth quarter and full year 2011, as compared to $3.2 million and $8.5 million for the comparable periods of 2010, reflecting increased costs associated with our preparations for commercialization of Korlym. General and administrative expenses in the fourth quarter 2010 include bonuses in an aggregate amount of $1.3 million awarded to our officers and employees.

Our cash balance as of December 31, 2011 was $39.6 million, up from $24.6 million at December 31, 2010. "We anticipate that our current cash balance is sufficient to fund the company through the end of 2012," said Charles Robb, the company's Chief Financial Officer.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication which most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym™ (mifepristone) 300 mg Tablets

Korlym blocks the glucocorticoid receptor type II (GR-II) to which cortisol normally binds. By blocking this receptor, Korlym inhibits the effects of excess cortisol in Cushing's syndrome patients. On February 17, 2012, the FDA approved Korlym as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym is the first and only FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication. Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions. Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. Korlym, a first generation GR-II antagonist, is the company's first FDA-approved medication. The company has a portfolio of new selective GR-II antagonists that block the effects of cortisol but not progesterone. Corcept also owns an extensive intellectual property portfolio covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of psychiatric and metabolic disorders. The company also holds composition of matter patents for its selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances that clinical results will be predictive of real-world use, or regarding the pace of Korlym's acceptance by physicians and patients, the reimbursement decisions of government or private insurance payers, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug Designation or by Corcept's other intellectual property rights, and the cost, pace and success of Korlym commercialization and Corcept's product development efforts. These and other risks are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                   December 31, December 31,
                                                       2011         2010
                                                   ------------ ------------
                                                    (Unaudited)    (Note)
ASSETS:
Current assets:
  Cash and cash equivalents                        $     39,635 $     24,578
  Other current assets                                      140          418
                                                   ------------ ------------
    Total current assets                                 39,775       24,996

Other assets                                                 58          108
                                                   ------------ ------------
    Total assets                                   $     39,833 $     25,104
                                                   ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                 $      3,611 $        817
  Other current liabilities                               1,415        3,043
                                                   ------------ ------------
    Total current liabilities                             5,026        3,860

Total stockholders' equity                               34,807       21,244
                                                   ------------ ------------

    Total liabilities and stockholders' equity     $     39,833 $     25,104
                                                   ============ ============

Note: Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                (Unaudited)

                     For the Three Months Ended          Year Ended
                            December 31,                December 31,
                     --------------------------  --------------------------
                         2011          2010          2011          2010
                     ------------  ------------  ------------  ------------

Operating expenses:
  Research and
   development*      $      6,645  $      4,663  $     21,001  $     18,949
  General and
   administrative*          3,283         3,160        11,331         8,488
                     ------------  ------------  ------------  ------------
    Total operating
     expenses               9,928         7,823        32,332        27,437

Interest and other
 income, net                    1           737             3         1,496
Other expense                  (9)           (8)          (25)          (25)
                     ------------  ------------  ------------  ------------
    Net loss         $     (9,936) $     (7,094) $    (32,354) $    (25,966)
                     ============  ============  ============  ============

Basic and diluted
 net loss per share  $      (0.12) $      (0.10) $      (0.39) $      (0.38)
                     ============  ============  ============  ============
Shares used in
 computing basic and
 diluted net loss
 per share                 84,225        72,354        83,309        68,336
                     ============  ============  ============  ============

*Includes non-cash
 stock-based
 compensation of the
 following:
    Research and
     development     $        114  $         49  $        547  $        220
    General and
     administrative           918           536         2,888         1,896
                     ------------  ------------  ------------  ------------
      Total non-cash
       stock-based
       compensation  $      1,032  $        585  $      3,435  $      2,116
                     ============  ============  ============  ============

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com